MIDDLESEX WATER COMPANY REPORTS

SECOND QUARTER 2018 FINANCIAL RESULTS

ISELIN, N.J., (August 2, 2018) -- Middlesex Water Company (the “Company” or “Middlesex”), (Nasdaq:MSEX), a provider of water and wastewater and related services primarily in New Jersey and Delaware, today reported financial results for the quarter ended June 30, 2018.

Second Quarter Operating Results

Consolidated net income for the second quarter 2018 increased $3.3 million as compared to the same period in 2017. Basic and diluted earnings per share for the quarter ended June 30, 2018 were $0.53 and $0.52, respectively, up from $0.33 for basic and diluted earnings per share for the same period in 2017.

Operating revenues for the quarter increased by $1.9 million to $34.9 million. $1.6 million of the increase is due to the New Jersey Board of Public Utilities (NJBPU) approved base rate increase which took effect April 1, 2018. Customer growth in our Delaware regulated water utility, Tidewater Utilities, Inc. (“Tidewater”) also contributed to our higher revenues.

Operation and maintenance expenses for the second quarter were $16.8 million, slightly below the same period in 2017.

Income Tax expense for the second quarter decreased $2.2 million from the same period in 2017 due to the combined effect of NJBPU-approved accounting treatment of the Company’s required adoption of Internal Revenue Service (IRS) tangible property regulations, effective April 1, 2018, and a lower effective tax rate resulting from the Tax Cuts and Jobs Act of 2017. The impact of both tax items is fully reflected in the $5.5 million increase in annual operating revenues approved by the NJBPU effective April 1st.

Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll said, “Meeting our customer’s needs for a high quality, reliable, resilient and sustainable water supply is our paramount objective. We are appreciative of the timely decision from our New Jersey regulators for rate relief and remain focused on executing the many strategic components of our Water for Tomorrow capital program designed to fortify drinking water infrastructure for current and future generations of water customers,” said Doll.

Six Month Operating Results

Consolidated operating revenues for the six months ended June 30, 2018 were $66.1 million, an increase of $3.0 million from the same period in 2017, primarily due to the NJBPU-approved base rate increase, higher commercial and industrial water usage in the Middlesex System and increased revenues in our Tidewater system due to customer growth. For the six months ended June 30, 2018, basic and diluted earnings per share were each $0.80, as compared to $0.60 and $0.59 respectively for the same period in 2017.

Operation and maintenance expenses for the six months ended June 30, 2018 were higher by $1.9 million compared to the same period in 2017 as winter weather in 2018 drove expenses up for water main breaks, water treatment and water purchased from third parties.

Income Tax expense for the six months ended June 30, 2018 decreased $3.4 million from the same period in 2017, due to the NJBPU-approved accounting treatment of the Company’s adoption of IRS tangible property regulations, as well as a lower effective tax rate resulting from the Tax Cuts and Jobs Act of 2017.

Quarterly Dividend Declared

The Company’s Board of Directors declared a quarterly cash dividend of $0.22375 per share, payable September 4, 2018 to common shareholders as of August 15, 2018. Middlesex has paid cash dividends continually since 1912 and has increased its annual dividend rate for 45 consecutive years. Information about Middlesex’s Direct Share Purchase and Sale and Dividend Reinvestment Plan can be found on our website.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is an investor-owned water and wastewater utility, serving customers in central and southern New Jersey, Delaware and Pennsylvania.  For additional information regarding Middlesex Water Company or its Direct Share Purchase and Sale and Dividend Reinvestment Plan, visit http://investors.middlesexwater.com or call (732) 638-7549.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company,

1500 Ronson Road

Iselin, New Jersey 08830

(732) 638-7549

www.middlesexwater.com

MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Operating Revenues	$34,919	$33,014	$66,096	$63,145

Operating Expenses:
Operations and Maintenance	16,825	16,856	34,659	32,795
Depreciation	3,736	3,385	7,345	6,693
Other Taxes	3,637	3,415	7,021	6,724

Total Operating Expenses	24,198	23,656	49,025	46,212

Operating Income	10,721	9,358	17,071	16,933

Other Income (Expense):
Allowance for Funds Used During Construction	214	180	381	299
Other Income (Expense), net	571	230	868	436

Total Other Income, net	785	410	1,249	735

Interest Charges	2,068	1,469	3,206	2,472

Income before Income Taxes	9,438	8,299	15,114	15,196

Income Taxes	763	2,918	1,945	5,374

Net Income	8,675	5,381	13,169	9,822

Preferred Stock Dividend Requirements	36	36	72	72

Earnings Applicable to Common Stock	$8,639	$5,345	$13,097	$9,750

Earnings per share of Common Stock:
Basic	$0.53	$0.33	$0.80	$0.60
Diluted	$0.52	$0.33	$0.80	$0.59

Average Number of
Common Shares Outstanding :
Basic	16,388	16,332	16,371	16,316
Diluted	16,544	16,488	16,527	16,472

Cash Dividends Paid per Common Share	$0.2238	$0.2113	$0.4475	$0.4225